Exhibit 10.7

Peloton Therapeutics, Inc.

2330 Inwood Road, Suite 226

Dallas, TX 75235-7323

April 22, 2019

Mohammad Hirmand, M.D.

c/o Peloton Therapeutics, Inc.

Dear Mohammad:

This letter agreement (the “Agreement”) is entered into between you and Peloton Therapeutics, Inc. (the “Company” or “we”), effective as of April 22, 2019 (the “Effective Date”), to confirm the terms and conditions of your employment with the Company as of the Effective Date. This Agreement supersedes and replaces any and all employment terms, compensation, or benefits you may have had or to which you may have been entitled prior to the Effective Date.

1.    Title; Position. You will continue to serve as the Company’s Chief Medical Officer. You also will continue to report to the Company’s Chief Executive Officer and will perform the duties and responsibilities customary for such position and such other related duties as are lawfully assigned by the Company’s Chief Executive Officer.

2.    Base Salary. Your base salary will be $16,416.67 per pay period (equivalent to $394,000 on an annual basis) (and effective on the IPO, increasing to $16,666.67 per pay period (equivalent to $400,000 on an annual basis)), less payroll deductions and all required withholdings, in accordance with the Company’s normal payroll practices. Your annual base salary will be subject to review and adjustment from time to time by the Committee, in its sole discretion. “IPO” means the effective date of the registration statement filed with the U.S. Securities and Exchange Commission in connection with the Company’s initial public offering.

3.    Bonus Opportunity. You will have the opportunity to earn a target annual cash bonus equal to 30% (and effective on the IPO, increasing to 40%) of your annual base salary, less payroll deductions and all required withholdings, based on achieving performance objectives established by the Company’s Board of Directors or its authorized committee (in either case, the “Committee”), in its sole discretion and payable on or following the Committee’s determination of the achievement of those objectives. Unless determined otherwise by the Committee, you must be an active employee of the Company in good standing on the date any achieved portion of the bonus is paid in order to be eligible for and to earn such bonus. Your annual bonus opportunity and the applicable terms and conditions may be adjusted from time to time by the Committee.

4.    Benefits. You will continue to be eligible to participate in the benefit plans and programs established by the Company for its employees from time to time, subject to their applicable terms and conditions, including without limitation any eligibility requirements. The Company also will pay or reimburse you for pre-approved fees you may incur to maintain professional memberships and licenses provided you timely submit substantiation for such fees after they have been approved. The Company reserves the right to modify, amend, suspend or terminate the benefit plans and programs it offers to its employees at any time.

5.    Equity Awards. You will be eligible to receive awards of stock options or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time. The Committee, in its sole discretion, will determine whether you will be granted any such equity awards and the terms of any such equity awards in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

6.    Severance. You will participate in the Company’s Change in Control and Severance Policy (the “Policy”). The Policy and a participation agreement thereunder (the “Participation Agreement”) will specify the severance payments and benefits you will become entitled to receive in connection with certain qualifying terminations of your employment with the Company. These protections will supersede all other severance payments and benefits to which you otherwise may be entitled, or may become entitled in the future, under any plan, program or policy that the Company may have in effect from time to time. For purposes of clarification, any severance plans, programs, agreements or arrangements that may have applied to you before the Effective Date no longer will apply and you no longer will have any rights or entitlements under any such plans, programs, agreements or arrangements.

7.    Proprietary Information Agreement. As an employee of the Company, you will continue to have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, your acceptance of this Agreement confirms that the terms of the Company’s At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement you previously signed with the Company (the “Proprietary Information Agreement”) still apply.

8.    Prior Employment/Third Party Information. We ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements, if any exist, will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, (A) you will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company, and (B) you agree not to bring any third-party confidential information to the Company, including that of your former employer, and that you will not in any way utilize any such information in performing your duties for the Company, as discussed, in each case, in more detail in the Proprietary Information Agreement.

9.    At-Will Employment. Notwithstanding anything herein to the contrary, your employment relationship with the Company continues to at-will. Accordingly, you or the Company may terminate your employment at any time and for any reason, with or without cause, provided that you may be entitled to certain severance payments and benefits in the event of your termination as specifically provided in your Participation Agreement.

10.    Protected Activity Not Prohibited. Nothing in this Agreement or in any other agreement between you and the Company, as applicable, will in any way limit or prohibit you from engaging for a lawful purpose in any Protected Activity. For purposes of this Agreement, “Protected Activity” means filing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by, any state, federal, or local governmental agency or commission, including the U.S. Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (the “Government Agencies”). You understand that in connection with such Protected Activity, you are permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, you agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information under the Proprietary Agreement to any parties other than the Government Agencies. You further understand that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications. Any language in the Proprietary Information Agreement regarding your right to engage in Protected Activity that conflicts with, or is contrary to, this paragraph is superseded by this Agreement. In addition, pursuant to the Defend Trade Secrets Act of 2016, you are notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

11.    Entire Agreement; Choice of Law. This Agreement, together with your Proprietary Information Agreement, the Policy, the Participation Agreement, and any plans or agreements governing any outstanding stock options equity awards granted to you by the Company under its equity plans and the applicable stock option agreement thereunder, forms the complete and exclusive statement of your agreement with the Company concerning this offer. The terms of this Agreement cannot be changed (except those changes expressly reserved to the Company’s discretion in this Agreement) other than by a written agreement signed by you and a duly authorized officer of the Company. This Agreement is to be governed by the laws of the State in which you work/last worked without reference to its conflicts of law principles.

12.    Severability; No Waiver. In case any provision contained in this Agreement shall, for any reason, be held invalid or unenforceable in any respect, such invalidity or unenforceability will not affect the other provisions of this Agreement, and such provision will be construed and enforced so as to render it valid and enforceable consistent with the general intent of the parties insofar as possible under applicable law. With respect to the enforcement of this Agreement, no waiver of any right or rights will be effective unless it is in writing. This Agreement may be executed in more than one counterpart, and signatures transmitted electronically will be deemed equivalent to originals.

Sincerely,

/s/ John A. Josey
John A. Josey, Ph.D.
President and Chief Executive Officer

Understood and Accepted:

/s/ Mohammad Hirmand	April 22, 2019
Mohammad Hirmand, M.D.	Date

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